Exhibit 99.1

Summary Description of Cymer Incentive Bonus Program

Amended as of 02/16/05

Eligibility:   Management, supervisors and individual contributors at specified grade levels are eligible to participate in the program.  Eligibility is immediate upon employment with Cymer and must still be employed on the last day of the quarter in which the incentive bonus is earned.

Bonus Potential:  All potential bonuses under the program are based on the participant’s actual base salary. The bonus potential expressed as a percentage of base salary is as follows:

Chief Executive Officer (“CEO”)*	120.0%
President/Chief Operating Officer (“COO”)*	100.0%
Tier 2 Executives**	80.0%
Tier 3 Executives***	75.0%

All other participants	7.5% - 75%

*Tier 1 (CEO & President/COO)

**Tier 2 (Executive who reports directly to CEO or President/COO)

***Tier 3 (reports to Tier 2 executive)

Plan Structure:  The program provides for potential quarterly and year-end bonus payments to participants based upon the following two standards:

•                  Annual financial performance of Cymer

•                  Achievement by program participants of individual quarterly objectives

The components of each participant’s potential bonus under the program are as follows:

CEO, President/COO, and Tier 2 Executives

Financial Components:

• 33.33% of the potential bonus is based on achievement of annual financial plan (“AFP”) operating income target (as a percentage of revenue).

• 33.33% of the potential bonus is based on achievement of AFP revenue target.

Individual Performance Component:

• 33.34% of the potential bonus is based on achievement of individual objectives averaged over four quarters.

NOTE:  Participants at this level are eligible for annual bonus payments only.  Quarterly incentive payout does not apply.

All Other Participants (including Tier 3 Executives)

Financial Components:

• 25% of the potential bonus is based on achievement of AFP operating income target (as a percentage of revenue).

• 25% of the potential bonus is based on achievement of AFP revenue target.

Individual Performance Component:

• 50% of the potential bonus is based on achievement of individual objectives averaged over four quarters.

NOTE:  Participants at this level are eligible for annual bonus payments and have the opportunity to receive a quarterly payment of the individual performance component of the bonus, contingent on approval by senior management.

Plan Calculation:  The Incentive Bonus payout is calculated and paid annually based on the Company achieving a minimum of 80.0% of revenue and operating income targets.

For example, if Cymer were to achieve 79% of a financial component target, no bonus for that component would be paid.  Once the 80% threshold is met, the bonus calculation for achievement from 80% - 100% of target is linear.  Thus, 90% achievement would result in a bonus equal to 90% of the potential bonus for that component.  If achievement exceeds 100% of the target for a component, a 1.25 multiplier applies for calculating the bonus payment. Bonus amounts for the operating income component may not exceed 200% of the potential bonus for this component. Bonus amounts for the revenue component have no maximum.

The individual performance component of the program is based upon each participant’s performance review and achievement of quarterly objectives. To receive a quarterly bonus under the program, a participant must accomplish at least 60% of his or her quarterly individual performance objectives. Above 60% accomplishment, the bonus amounts are determined on a proportional basis up to a maximum of 100% of the potential bonus. Our senior management may approve the payment of quarterly bonuses, even if the financial components have not been achieved for a given quarter.

Disclaimer:  The Company reserves the right to modify the Incentive Bonus Program at any time and to declare a special incentive bonus payout if results significantly exceed annual revenue and operating income targets.